UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

People Incorporated

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT FOR THE

PEOPLE INCORPORATED

(FORMERLY KNOWN AS IAC INC.)

2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 16, 2026

This Supplemental Information to the Proxy Statement, dated June 4, 2026 (this “Supplement”), supplements the Definitive Proxy Statement of People Incorporated (formerly known as IAC Inc.) (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2026 (the “Proxy Statement”), relating to the 2026 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, July 16, 2026 at 9:30 a.m., Eastern Time, exclusively online at www.proxydocs.com/IAC.

This Supplement is being filed with the SEC and is being made available to the stockholders of the Company on or about June 4, 2026. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in our Current Report on Form 8-K filed with the SEC on June 4, 2026, effective 12:01 a.m., Eastern Time, on June 4, 2026, the Company changed its name from IAC Inc. to People Incorporated (the “Name Change”) pursuant to a Certificate of Amendment to its Restated Certificate of Incorporation. In connection with the Name Change, the Company’s common stock, par value $0.0001 per share (the “Common Stock”), will cease trading under the ticker symbol “IAC” and will begin trading under the ticker symbol “PPLI” on The Nasdaq Stock Market LLC (Nasdaq Global Select Market), effective June 4, 2026.

Except as otherwise indicated, all references in the Proxy Statement (including the proxy card) to “IAC Inc.,” “IAC,” the “Company,” “we,” “us,” and “our” shall be deemed to refer to People Incorporated. The Name Change does not affect the matters to be acted upon at the Annual Meeting or the rights of holders of the Common Stock.

Except as specifically supplemented by the information contained in this Supplement regarding the Name Change, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. The Company does not intend to deliver updated proxy materials reflecting the Name Change. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions.